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                                                                    EXHIBIT 23.3



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to incorporation by reference in the registration statement to be filed on Form S-3 of Prologis Trust of our report dated January 24, 2002, with respect to the consolidated balance sheets of CS Integrated LLC and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, changes in member's equity, and cash flows for the years then ended, which report appears in the December 31, 2001 annual report on Form 10KA of Prologis Trust and to the reference of our Firm under the heading "Experts" in the prospectus.


                                   /s/ KPMG LLP

New York, New York
May 13, 2002